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                           SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934

                            (Amendment No. 2)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to Section 240.14a-11(c) or 240.14a-12

                        PHARMACEUTICAL RESOURCES, INC.
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check appropriate box):

[_] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
Item 22(a)(2) of Schedule 14A.
[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(3) and 0-11.

  1) Title of each class of securities to which transaction applies:
    _____________________________________

  2) Aggregate number of securities to which transaction applies:
    _____________________________________

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
    _____________________________________

  4) Proposed maximum aggregate value of transaction:
    _____________________________________

[X]    Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:
      _____________________________________

    2) Form, Schedule or Registration Statement No.:
      _____________________________________

    3) Filing Party:
      _____________________________________

    4) Date Filed:
      _____________________________________

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


                        PHARMACEUTICAL RESOURCES, INC.

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                       TO BE HELD ON SEPTEMBER 21, 1995

To the Shareholders:

  The 1995 Annual Meeting of Shareholders of Pharmaceutical Resources, Inc. (the "Company") will be held on September 21, 1995, at 10:00 A.M., local time, at the Holiday Inn-Suffern, Three Executive Boulevard, Suffern, New York, for the following purposes:

    I. To elect two members of the Company's Board of Directors, which consists of seven members, to serve for a three-year term and until their successors are duly elected and qualified;

    II. To approve the grant and issuance to Clal Pharmaceutical Industries Ltd. of a warrant to purchase shares of the Company's Common Stock as further described in the accompanying Proxy Statement;

    III. To approve an amendment to the Company's 1990 Stock Incentive Plan to increase the number of shares of the Company's Common Stock for which options may be granted thereunder;

    IV. To approve and adopt the Company's 1995 Directors' Stock Option Plan;
  and

    V. To transact such other business as may properly come before the meeting and any adjournment(s) thereof.

  The Board of Directors has fixed the close of business on August 8, 1995 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting of Shareholders (the "Meeting"). Only shareholders of record at the close of business on such date will be entitled to notice of, and to vote at, the Meeting and any adjournment(s) thereof.

                                          By Order of the Board of Directors

                                          Robert I. Edinger
                                          Secretary

August 8, 1995

YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE POSTAGE PREPAID ENVELOPE WHICH HAS BEEN PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. THE PROXY MAY BE REVOKED BY YOU AT ANY TIME PRIOR TO EXERCISE, AND IF YOU ARE PRESENT AT THE MEETING YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT THAT TIME AND EXERCISE YOUR RIGHT TO VOTE YOUR SHARES PERSONALLY.

                                PROXY STATEMENT

                        PHARMACEUTICAL RESOURCES, INC.
                              ONE RAM RIDGE ROAD
                         SPRING VALLEY, NEW YORK 10977

                        ANNUAL MEETING OF SHAREHOLDERS

                       TO BE HELD ON SEPTEMBER 21, 1995

                              GENERAL INFORMATION

  This Proxy Statement is furnished to shareholders of Pharmaceutical Resources, Inc. (the "Company"), a New Jersey corporation, in connection with the solicitation by the Company's Board of Directors (the "Board") of proxies to be voted at the 1995 Annual Meeting of Shareholders (the "Meeting"), and at any adjournment(s) thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The Meeting is to be held on September 21, 1995, at the Holiday Inn-Suffern, Three Executive Boulevard, Suffern, New York, at 10:00 A.M., local time.

  The principal executive offices of the Company are located at One Ram Ridge Road, Spring Valley, New York 10977, and its telephone number is (914) 425-7100. The enclosed proxy and this proxy statement are being transmitted to shareholders of the Company on or about August 8, 1995.

SOLICITATION AND REVOCATION

  The accompanying proxy in the form enclosed is being solicited by and on behalf of the Board. The solicitation of proxies will be made principally by mail and, in addition, may be made by directors, officers and employees of the Company personally, or by telephone or telegraph, without extra compensation. The Company has also retained Georgeson & Company Inc. to assist it in the solicitation of proxies. Brokers, nominees and fiduciaries will be reimbursed for their out-of-pocket and clerical expenses in transmitting proxies and related material to beneficial owners. The costs of soliciting proxies will be borne by the Company. It is estimated that such costs will be approximately $8,000.

  The presence at the Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of common stock, $.01 par value, of the Company (the "Common Stock") entitled to vote shall constitute a quorum. The accompanying proxy card is intended to permit a shareholder of record on August 8, 1995 to vote at the Meeting on the proposals described in this Proxy Statement, whether or not the shareholder attends the Meeting. Persons who acquire shares of record after the close of business on August 8, 1995 will not be entitled to vote such shares at the Meeting by proxy or by voting at the Meeting in person. The persons named in the proxy have been designated as proxies by the Board. Shares represented by properly executed proxies received by the Company will be voted at the Meeting in the manner specified therein or, if no specification is made, will be voted (i) "FOR" the election of the two nominees for director named herein, (ii) "FOR" the grant and issuance to Clal Pharmaceutical Industries Ltd., a corporation formed under the laws of the State of Israel ("Clal"), of a warrant to purchase shares of the Company's Common Stock as further described in this Proxy Statement (the "Proposed Warrant"), (iii) "FOR" an amendment to the 1990 Stock Incentive Plan, (iv) "FOR" the approval and adoption of the 1995 Directors' Stock Option Plan, and
(v) at the discretion of the proxy holders in respect of such other business, if any, as may properly be brought before the Meeting and which the Board did not know would be presented at the Meeting.

  Abstentions and shares of record held by a broker or nominee ("Broker Shares") that are voted on any matter will be included in determining the existence of a quorum. Broker Shares that are not voted on any matter will not be included in determining the existence of a quorum. Abstentions and Broker Shares that are not voted will not be counted in tabulations of the votes cast on proposals. Thus, neither abstentions nor non-voted Broker Shares will have an effect on the outcome of the election of the two nominees for directors, which requires only that a plurality of the votes cast be in favor of each nominee, or the approval of the grant and issuance of the Proposed Warrant or of the amendment to the 1990 Stock Incentive Plan and the adoption of the 1995 Directors' Stock Option Plan, each of which requires a majority of the votes cast in favor of such amendment. Non-voted Broker Shares will also have no effect on the outcome of any other proposals to the Company's shareholders. Any proxy given to the Company by a shareholder pursuant to this solicitation may be revoked by the shareholder at any time before it is exercised by written notification delivered to the Secretary of the Company, by voting in person at the Meeting, or by executing and delivering another proxy bearing a later date. Attendance by a shareholder at the Meeting does not alone serve to revoke the proxy.

                 VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

OUTSTANDING SHARES

  The Board has fixed the close of business on August 8, 1995 as the record date (the "Record Date") for the determination of shareholders of the Company who are entitled to receive notice of, and to vote at, the Meeting. An aggregate of 18,171,841 shares of Common Stock were outstanding at the close of business on August 4, 1995. Each share of Common Stock outstanding on the Record Date is entitled to one vote on each matter to be voted upon at the Meeting, and the Company's shareholders do not have cumulative voting rights. The Company has no other class of voting securities entitled to vote at the Meeting.

OWNERSHIP OF VOTING SECURITIES

  The following table sets forth, as of the close of business on August 4, 1995, the beneficial ownership of the Common Stock by (i) each person known (based solely on a review of Schedules 13D) to the Company to be the beneficial owner of more than 5% of the Common Stock, (ii) each director and nominee for election as a director of the Company, (iii) the Named Executives, as defined in the "Executive Compensation" section of this Proxy Statement, and (iv) all directors and current executive officers of the Company and Par Pharmaceutical, Inc., the Company's principal operating subsidiary ("Par"), as a group (based upon information furnished by such persons). Under the rules of the Securities and Exchange Commission, a person is deemed to be a beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose of or to direct the disposition of such security. In general, a person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities.

                     NAME AND ADDRESS                   AMOUNT OF PERCENTAGE OF
                            OF                           COMMON      COMMON
                     BENEFICIAL OWNER                     STOCK       STOCK
                     ----------------                   --------- -------------
   Clal Pharmaceutical Industries Ltd.(1)(2)........... 2,963,554     15.5
   Kenneth I. Sawyer(3)(4)............................. 1,006,150      5.2
   Diana L. Sloane(3)(5)...............................   136,330       *
   Melvin H. Van Woert, M.D.(3)(4).....................    70,050       *
   Andrew Maguire, Ph.D.(3)(4).........................    36,000       *
   H. Spencer Matthews(3)(4)...........................    36,000       *
   Mark Auerbach(3)(4).................................    47,000       *
   Mony Ben-Dor(1)(2)..................................         0       *
   Robin O. Motz, M.D., Ph.D.(3)(4)....................    42,000       *
   Robert I. Edinger(3)................................    40,000       *
   Robert M. Fisher, Jr.(3)............................     5,870       *
   Stuart A. Rose, Ph.D.(3)(6).........................    27,000       *
   All directors and executive officers (as of 8/4/95)
    as a group (10 persons)(3)(5)...................... 1,310,070      6.7

--------
*  Less than 1%.

--------
(1) The address of Clal and Mr. Ben-Dor is Clal House, 5 Dryuanov Street, Tel Aviv 63143, Israel. Of the 2,963,554 shares of Common Stock shown as beneficially owned by Clal, 2,027,272 shares are issued and outstanding and 936,282 shares are issuable upon exercise of an issued and outstanding warrant owned by Clal. Does not take into account shares of Common Stock which may be acquired by Clal upon the exercise of the Proposed Warrant if approved by the shareholders at the Meeting.
(2) See "--Voting Arrangements" and "Election of Directors--Directors."
(3) The business address of each of these individuals, for the purposes hereof, is in care of Pharmaceutical Resources, Inc., One Ram Ridge Road, Spring Valley, New York 10977. Includes shares of Common Stock which may be acquired upon the exercise of options which are exercisable on or prior to August 22, 1995, under the Company's stock option plans as follows: Mr. Sawyer, 1,000,000 shares; Ms. Sloane, 130,000; Dr. Van Woert, 69,000 shares; Mr. Maguire, 36,000 shares; Mr. Matthews, 36,000 shares; Mr. Auerbach, 47,000 shares; Dr. Motz, 42,000 shares; Mr. Edinger, 40,000 shares; Mr. Fisher, 5,000 shares; and Mr. Rose, 25,000 shares.
(4) A director of the Company.
(5) Ms. Sloane was an executive officer and director of the Company until April 1, 1995.
(6) Includes 2,000 shares of Common Stock owned of record by Dr. Rose's spouse.

VOTING ARRANGEMENTS

  The Company and Clal entered into a Stock Purchase Agreement, dated March 25, 1995, as amended on May 1, 1995 (the "Stock Purchase Agreement"), pursuant to which Clal, on May 1, 1995, purchased 2,027,272 shares of Common Stock and the Company issued to Clal a warrant to purchase 936,282 shares of Common Stock (the "Outstanding Warrant"). Under the Stock Purchase Agreement, Clal agreed to vote all of the shares of Common Stock held by it in favor of certain business combination transactions of the Company and certain sales of assets or securities of the Company. See "Proposal II--Approval of the Grant and Issuance to Clal of a Warrant to Purchase Common Stock--Background." In addition, Clal has certain rights under the Stock Purchase Agreement to nominate directors to the Company's Board and committees thereof. See "Election of Directors--Directors."

  Clal has indicated to the Company that it intends to vote all shares of Common Stock owned by it for the election of the two named nominees as directors of the Company and for the approval of each of the other proposals described in this Proxy Statement. Clal is not required, however, to vote its shares of Common Stock for such proposals pursuant to the Stock Purchase Agreement.

                             ELECTION OF DIRECTORS

DIRECTORS

  The Company's Certificate of Incorporation provides that the Board shall be divided into three classes, with the term of office of one class expiring each year. The Class I and Class III directors of the Company have terms which expire in 1997 and 1996, respectively. The terms of office of Class II directors expire this year. Andrew Maguire, Ph.D. and Melvin H. Van Woert, M.D. are each nominated to be elected at the Meeting as Class II directors to hold office for a three-year term until the 1998 Annual Meeting of Shareholders and until their successors have been duly elected and qualified. The maximum number of directors is set by the By-laws at fifteen and the number of directors is presently set, by resolution, at seven.

  Proxies in the accompanying form will be voted at the Meeting in favor of the election of each of the nominees listed on the accompanying form of proxy, unless authority to do so is withheld as to an individual nominee or nominees or all nominees as a group. Proxies cannot be voted for a greater number of persons than the number of nominees named. It is expected that each of the nominees will be able to serve, but if before the election it develops that any one or more of the nominees will be unable to serve or for good cause will not serve, the proxies reserve discretion to vote or refrain from voting for a substitute nominee or nominees. Each of the nominees has consented to serve as a director of the Company and to be named herein. Mr. Maguire and Dr. Van Woert are currently members of the Board. Directors will be elected by a plurality of the votes cast by the holders of shares entitled to vote thereon who are present at the Meeting in person or by proxy.

  In June 1995, Mony Ben-Dor was elected by the Board to fill a vacancy on the Board as a Class I director in accordance with the terms of the Stock Purchase Agreement. See "Proposal II--Approval of the Grant and Issuance to Clal of a Warrant to Purchase Common Stock--Background." Under such Agreement, Clal has the right to designate one-seventh of the members of the Board as long as Clal owns 8% of the issued and outstanding Common Stock, and a total of two-sevenths of the members of the Board if Clal owns at least 14% (or, upon issuance of the Proposed Warrant, 16%) of the issued and outstanding Common Stock. The Company has the right to reject a designee of Clal if such person is not reasonably acceptable to the Company. The Company also agreed to elect Clal's designee to the Audit Committee, Compensation and Stock Option Committee and Strategic Planning Committee of the Board. In the event that Clal does not nominate directors to the Board or its committees or if Clal's designees are not elected to the Board or its committees, Clal is permitted, under the Stock Purchase Agreement, to designate representatives who may attend meetings of the Board and its committees. Additionally, if Clal's appointment of a director to the Audit Committee is prohibited by the rules and regulations of the New York Stock Exchange, Inc., the Company will provide Clal materials which are provided to committee members, the appointment of the Company's auditors will be approved by the entire Board, the Company will consult with directors nominated by Clal with respect to Audit Committee actions and the directors nominated by Clal will have the right to consent to certain changes in the Company's accounting principles.

  Clal designated Mr. Ben-Dor, a director of Clal and a vice president of Clal Industries Ltd., as its representative to serve on the Board. Clal Industries Ltd. owns all of Clal's stock. Mr. Ben-Dor has not been elected to any committees of the Board at this time.

  The following table sets forth certain information with respect to each nominee for election as a Class II director of the Company at the Meeting and the year each was first elected as a director:

                                                                      YEAR
                                                                    OF FIRST
      NAME                                                      AGE ELECTION
      ----                                                      --- --------
CLASS II
Andrew Maguire, Ph.D. (1)(2)(3)...............................  56    1990
   Since January 1990, President and Chief Executive Officer
   of Appropriate Technology International, a not-for-profit
   development assistance corporation and, since January 1989, a Senior Vice President of Washington Financial Group, an
   investment banking firm. From June 1987 to January 1989,
   Executive Vice President of the North American Securities
   Administrators Association.
Melvin H. Van Woert, M.D. (1)(2)(3)(4)........................  65    1990
   Since 1974, Physician and Professor of Neurology and
   Pharmacology and Doctoral Faculty, Mount Sinai Medical
   Center, New York.

  The following table sets forth certain information with respect to each of the Class I directors (terms expire in 1997) and Class III directors (terms expire in 1996) and the year each was first elected as a director:

                                                                      YEAR
                                                                    OF FIRST
      NAME                                                      AGE ELECTION
      ----                                                      --- --------
CLASS I
Mark Auerbach (1)(3)(5).......................................  56    1990
   Since June 1993, the Senior Vice President and Chief
   Financial Officer of Central Lewmar L.P., a distributor of fine papers. From August 1992 to June 1993, a partner of
   Marron Capital L.P., an investment banking firm. From July
   1990 to August 1992, President, Chief Executive Officer and
   Director of Implant Technology Inc., a manufacturer of
   artificial hips and knees. From February 1989 to August
   1990, Managing Director--Corporate Finance of F.N. Wolf &
   Co., Inc., an investment banking firm.
H. Spencer Matthews (5).......................................  74    1990
   Since 1986, President and Chief Executive Officer of
   Dispense-All South Coast, Inc., and Dispense-All of Central
   Florida, Inc., two companies which are wholesalers of juice concentrates. Rear Admiral, United States Navy (Retired).
Mony Ben-Dor..................................................  49    1995
   Since August 1993, Vice President, New Business Development
   of Clal Industries Ltd., a holding company based in Israel which owns all of the stock of Clal, and since December
   1995, a director of Clal. From 1988 to August 1993, Mr.
   Ben-Dor was an executive with Eisenberg Group of Companies, a holding company based in Israel.

                                                                      YEAR
                                                                    OF FIRST
      NAME                                                      AGE ELECTION
      ----                                                      --- --------
CLASS III
Kenneth I. Sawyer (2)(3)(4)....................................  49   1989
   Since October 1990, Chairman of the Board of the Company.
   Since October 1989, President and Chief Executive Officer of
   the Company. From September 1989 to October 1989, Interim
   President and Chief Executive Officer of the Company. From
   August 1989 to September 1989, counsel to the Company. From
   May 1989 to August 1989, an attorney in private practice.
   From prior to 1987 to May 1989, Vice President and General
   Counsel of Orlove Enterprises, Inc., a company engaged in
   the manufacture and distribution of pharmaceutical and other products. Director of Acorn Venture Capital Corporation, a closed-end investment company.
Robin O. Motz, M.D., Ph.D. (2)(5)..............................  56   1992
   Since July 1978, Assistant Professor of Clinical Medicine,
   Columbia University College of Physicians and Surgeons.
   Physician engaged in a private practice of internal
   medicine.

--------
(1) A member of the Audit Committee of the Board of the Company.

(2) A member of the Nominating Committee of the Board of the Company.

(3) A member of the Strategic Planning Committee of the Board of the Company.

(4) A member of the Executive Committee of the Board of the Company.

(5) A member of the Compensation and Stock Option Committee of the Board of the Company.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF THE TWO NOMINEES NAMED ABOVE AS DIRECTORS OF THE COMPANY.

BOARD AND COMMITTEE MEETINGS

  The Board met seven times during fiscal 1994 which ended October 1, 1994. During fiscal 1994, no incumbent director attended fewer than 75% of the total number of meetings of the Board and of the committees of the Board on which he or she served. The Audit Committee met three times during fiscal 1994. The primary function of the Audit Committee is to review the Company's financial statements with its auditors. See "--Directors." The Compensation and Stock Option Committee held eight meetings during fiscal 1994. The functions of the Compensation and Stock Option Committee are to set and approve salary and bonus levels of corporate officers and to administer the Company's 1986 Stock Option Plan and 1990 Stock Incentive Plan, including primary responsibility for the granting of options and other awards thereunder. The Nominating Committee met one time during fiscal 1994. The primary function of the Nominating Committee is to make recommendations to the Board concerning the selection of nominees for election as directors. The Nominating Committee will consider candidates suggested by directors or shareholders. Nominations for shareholders, properly submitted in writing to the Secretary of the Company, will be referred to the Nominating Committee for consideration. The Executive Committee did not meet during fiscal 1994. The function of the Executive Committee is to exercise the powers of the Board in the management of the business and affairs of the Company, subject to limits imposed by applicable law. The Strategic Planning Committee was formed in November 1994. The function of the Strategic Planning Committee is to review potential material transactions involving the Company and to communicate with and make recommendations to the Board in respect of such transactions.

COMPENSATION OF DIRECTORS

  For service on the Board in fiscal year 1994, directors received an annual retainer of $10,000, a fee of $1,000 for each meeting of the Board attended, and a fee of $1,000 for each committee meeting attended. Directors who are not eligible to receive options under any other plan of the Company also are granted options to purchase 6,000 shares of Common Stock per year, or 18,000 shares of Common Stock per year if the director waives the annual retainer, pursuant to the 1989 Directors' Stock Option Plan. Commencing in fiscal year 1995, directors receive an annual retainer of $12,000. Directors also receive a fee of $1,000 for each meeting of the Board attended, and a fee of $750 for each committee meeting attended, subject to a maximum of $1,750 per day. Commencing in fiscal year 1995, chairmen of committees receive an additional annual retainer of $5,000 per committee.

  Directors who are employees of the Company or any of its subsidiaries or who are designated by Clal receive no additional remuneration for serving as directors or as members of committees of the Board. All directors are entitled to reimbursement for out-of-pocket expenses incurred in connection with their attendance at Board and committee meetings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In July 1993, the Company purchased a condominium for $415,000. Beginning on September 15, 1993, the Company leased the condominium to Kenneth I. Sawyer, the President, Chief Executive Officer and Chairman of the Board, for a period equal to the term of his employment agreement at $2,600 per month, which represented the fair market value as determined by a disinterested third party. The Company sold the condominium on April 22, 1994, for $415,000 with the express consent of Mr. Sawyer and, as a result, the lease terminated. In February 1995, the Company purchased a condominium for $192,500. The Company leases the condominium to Mr. Sawyer for a period equal to the term of his employment agreement at $1,800 per month, which represents the fair market value as determined by a disinterested third party. See "Executive Compensation--Employment Agreements and Termination Arrangements."

  On May 1, 1995, the Company consummated a strategic alliance with Clal consisting primarily of (i) the sale by the Company of 2,027,272 shares of the Company's Common Stock for $20,000,000, or $9.87 per share, (ii) the issuance by the Company of the Outstanding Warrant and (iii) the formation of a joint venture, named Clal Pharmaceutical Resources Limited Partnership, to research and develop generic pharmaceutical products (the "Joint Venture"). For a description of the sale of shares, the issuance of the Outstanding Warrant and the terms of the Joint Venture, see "Voting Securities and Principal Shareholders--Voting Arrangements" and "Proposal II--Approval of the Grant and Issuance to Clal of a Warrant to Purchase Common Stock--Background." Mony Ben-Dor, a director of the Company, is also a director of Clal. See "--Directors." Prior to the closing of the Stock Purchase Agreement, Clal owned no shares of the Common Stock.

  The Company believes that all of the above transactions were on terms that were fair and reasonable to the Company.

EXECUTIVE OFFICERS

  The executive officers of the Company consist of Mr. Sawyer as President, Chief Executive Officer and Chairman of the Board, and Robert I. Edinger as Vice President, Finance, Chief Financial Officer and Secretary. The executive officers of Par consist of Mr. Sawyer and Mr. Edinger, as well as Stuart A. Rose, Ph.D., Executive Vice President, Operations of Par, and Robert M. Fisher, Jr., Executive Vice President, Corporate Development, Sales and Marketing of Par.

  The following table sets forth certain information with respect to the executive officers of the Company and Par who are not directors or nominees for election as a director:

      NAME                                                                  AGE
      ----                                                                  ---
Robert I. Edinger..........................................................  54
   Since June 1993, Vice President, Chief Financial Officer and Secretary
   of the Company and Par. In January 1995, Mr. Edinger was also appointed
   Executive Vice President, Finance of Par. From 1990 to June 1993, Mr.
   Edinger served as Executive Vice President of Bonjour Group, Ltd., a licensing company. From 1986 to 1990, President and Chief Financial
   Officer of OCP America, a wholesale drug distribution company.
Stuart A. Rose, Ph.D.......................................................  52
   Since January 1995, Executive Vice President, Operations of Par. From
   1990 to 1994, Vice President, Manufacturing and Materials Supply,
   Lederle International Division of American Cyanamid Company, a company engaged in the manufacture of generic pharmaceuticals. From 1984 to
   1990, President and General Manager, Lederle Parenterals, Inc., a
   company engaged in the manufacture of generic pharmaceuticals.
Robert M. Fisher, Jr. .....................................................  47
   Since June 1995, Executive Vice President, Corporate Development, Sales
   and Marketing of Par, and since October 1993, Vice President, Corporate
   Development, Sales and Marketing of Par. From March 1993 to October
   1993, Vice President, Corporate Development of F.H. Faulding USA, a
   company engaged in the manufacture of pharmaceuticals. From 1992 to
   1993, Vice President, Business Development, PUREPAC Pharmaceutical
   Company, a company engaged in the manufacture of generic
   pharmaceuticals, and from 1989 to 1992, Vice President and General
   Manager of Rondex Laboratories at PUREPAC.

                            EXECUTIVE COMPENSATION

  The following table sets forth compensation earned by or paid, during fiscal years 1992 through 1994, to the Chief Executive Officer of the Company and the three additional most highly compensated executive officers (over $100,000) serving as executive officers of the Company and/or Par during fiscal 1994 (the "Named Executives"). The Company awarded or paid such compensation to all such persons for services rendered in all capacities during the applicable fiscal years.

SUMMARY COMPENSATION TABLE

                      ANNUAL COMPENSATION   LONG-TERM COMPENSATION
                    ----------------------- -----------------------
                                             RESTRICTED  SECURITIES
NAME AND                                       STOCK     UNDERLYING      ALL OTHER
PRINCIPAL POSITION  YEAR SALARY($) BONUS($) AWARDS($)(1) OPTIONS(#) COMPENSATION ($)(2)
------------------  ---- --------- -------- ------------ ---------- -------------------
Kenneth I. Sawyer   1994  408,238  100,000       --          --           59,752
President, Chief    1993  413,215  200,000       --       500,000         70,851
Executive Officer   1992  331,170  250,000       --       120,000         32,152
and Chairman
Diana L. Sloane     1994  208,097   22,500       --          --           26,086
Vice President--    1993  179,423   40,000       --       130,000         22,953
Regulatory and      1992  140,496  115,000       --        45,000         22,372
Scientific Affairs

                          ANNUAL COMPENSATION   LONG-TERM COMPENSATION
                        ----------------------- -----------------------
                                                 RESTRICTED  SECURITIES
NAME AND                                           STOCK     UNDERLYING      ALL OTHER
PRINCIPAL POSITION      YEAR SALARY($) BONUS($) AWARDS($)(1) OPTIONS(#) COMPENSATION ($)(2)
------------------      ---- --------- -------- ------------ ---------- -------------------
Robert I. Edinger       1994  180,000   50,000       --          --             795
Vice President,         1993   58,846   25,000       --        40,000            76
Chief Financial
Officer and Secretary
Robert M. Fisher, Jr.   1994  122,359   23,500       --        10,000           474
Vice President,
Corporate Development,
Sales & Marketing, Par

--------
(1) The Company believes that at the end of fiscal 1994, the Named Executives did not hold any shares of restricted stock.

(2) For fiscal year 1994, includes insurance premiums paid by the Company for term life insurance for the benefit of the Named Executives as follows:
    Mr. Sawyer--$2,438; Ms. Sloan--$528; Mr. Edinger--$795; and Mr. Fisher-- $474. Also includes $20,704 contributed by the Company for the benefit of each of Mr. Sawyer and Ms. Sloane under the Par Pharmaceutical Retirement Plan, and $4,854 contributed by the Company on behalf of Ms. Sloane to the Company 401(k) Plan. The amount for Mr. Sawyer also includes $36,610, representing the maximum potential estimated dollar value of the Company's portion of insurance premium payments from a split-dollar life insurance policy as if 1994 premiums were advanced to the executive without interest until the earliest time the premium may be refunded by Mr. Sawyer to the Company.

  Stuart A. Rose, Ph.D. was hired as Executive Vice President, Operations of Par beginning January 1995. As a result, Dr. Rose received no compensation from the Company or Par during fiscal year 1994. Diana L. Sloane served as an executive officer of the Company until April 1, 1995. Ms. Sloane acts as a consultant to Par.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                                                            POTENTIAL REALIZABLE
                                       % OF TOTAL                         VALUE AT ASSUMED ANNUAL
                            SHARES      OPTIONS                             RATES OF STOCK PRICE
                          UNDERLYING   GRANTED TO                       APPRECIATION FOR OPTION TERM
                            OPTIONS   EMPLOYEES IN EXERCISE  EXPIRATION ------------------------------
NAME                      GRANTED (#) FISCAL YEAR  PRICE ($)    DATE     0% ($)   5% ($)     10% ($)
----                      ----------- ------------ --------- ---------- ------------------- ----------
Robert M. Fisher, Jr.(1)    10,000        13.5%     13.875    10/21/98        0     177,084    223,458

--------
(1) Represents options granted pursuant to the Company's 1990 Incentive Option Plan on October 22, 1993, of which 5,000 became exercisable on October 22, 1994 and 5,000 will become exercisable on October 22, 1995.

  The following table sets forth the stock options exercised by the Named Executives during fiscal 1994 and the value, as of October 1, 1994, of unexercised stock options held by the Named Executives.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

                                                    NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                   UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS
                          SHARES                   OPTIONS AT FY-END (#)          AT FY-END ($)
                       ACQUIRED ON     VALUE     -------------------------------------------------------
NAME                   EXERCISE (#) REALIZED ($) EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE
----                   ------------ ------------ ----------------------------------------------------
Kenneth I. Sawyer              0            0         1,000,000           0       2,445,000         0
Diana L. Sloane           20,000      309,875           162,480      27,520         191,250         0
Robert I. Edinger              0            0            26,660      13,340               0         0
Robert M. Fisher, Jr.          0            0                 0      10,000               0         0

EMPLOYMENT AGREEMENTS AND TERMINATION ARRANGEMENTS

  The Company has entered into employment agreements with Mr. Sawyer, Mr. Edinger, Mr. Fisher and Dr. Rose. Each of the employment agreements with Mr. Sawyer and Mr. Edinger provides for the officer's employment in his current position through the dates set forth below, subject to earlier termination by the Company for Cause (as such term is defined in the respective agreements). Mr. Sawyer's term of employment expires on October 4, 1995, but will be automatically extended each year for an additional one-year period unless either party provides written notice by July 4 of such year that he or it desires to terminate the agreement. Mr. Edinger's and Mr. Fisher's terms of employment expire on October 13, 1995. Dr. Rose's term of employment expires on January 16, 1996. Each such employment agreement provides that the officer will receive specified salary, bonuses, stock options, stock awards and other employee benefits, as the case may be. Under the agreement with Mr. Sawyer, the Company is required to use its best efforts to cause him to be elected and re-elected to the Board during his term of employment. Mr. Sawyer, pursuant to the terms of his employment agreement, is and will be required to serve, if so elected, on the Board of Directors of the Company and any subsidiary, as well as any committees thereof.

  Each of the foregoing employment agreements provides for certain payments upon termination of the officer's employment as a result of a material breach by the Company of his employment agreement following a change of control of the Company. A material breach by the Company of the employment agreements includes, but is not limited to, termination without cause and a change of the officer's responsibilities. In the case of Mr. Sawyer, he is entitled to receive, if such a termination occurs within two years following a change of control of the Company, a lump sum payment equal to the lesser of three times the sum of his annual base salary and most recent bonus or the maximum amount permitted without the imposition of an excise tax on Mr. Sawyer or the loss of a deduction to the Company under the Internal Revenue Code of 1986, as amended (the "Code"), plus reimbursement of certain legal and relocation expenses incurred by Mr. Sawyer as a result of the termination of his employment and maintenance of insurance, medical and other benefits for 24 months or until Mr. Sawyer is covered by another employer for such benefits. In the case of Messrs. Edinger and Fisher and Dr. Rose, each is entitled to receive severance compensation amounting to 12 months continuation of his base salary payable in 12 monthly installments plus maintenance of medical and other benefits for 12 months or until such employee is covered by another employer for such benefits if earlier.

  In addition, Mr. Sawyer's employment agreement provides for the Company to purchase a residence within the vicinity of the Company's principal offices for Mr. Sawyer to occupy for the duration of his term of employment. In this connection, the Company purchased a condominium for the price of $415,000, which Mr. Sawyer leased from the Company from September 15, 1993, until April 22, 1994, when the Company sold the residence for $415,000 with the express approval of Mr. Sawyer. In February 1995, the Company purchased a condominium unit for $192,500. Mr. Sawyer leases the unit for $1,800 per month. See "Election of Directors--Certain Relationships and Related Transactions." The employment agreement with Mr. Sawyer grants him an option to purchase the residence in certain circumstances.

PENSION PLAN

  The Company maintains a defined benefit plan (the "Pension Plan") intended to qualify under Section 401(a) of the Code. Effective October 1, 1989, the Company ceased benefit accruals under the Pension Plan with respect to service after such date. The Company intends that distributions will be made, in accordance with the terms of the Plan, to participants as of such date and/or their beneficiaries. The Company will continue to make contributions to the Pension Plan to fund its past service obligations. Generally, all employees of the Company or a participating subsidiary who completed at least one year of continuous service and attained 21 years of age were eligible to participate in the Pension Plan. For benefit and vesting purposes, the Pension Plan's "Normal Retirement Date" is the date on which a participant attains age 65 or, if later, the date of completion of 10 years of service. Service is measured from date of employment. The retirement income formula is 45% of the highest consecutive five-year average basic earnings during the last 10 years of employment, less 83 1/3% of the participant's Social Security benefit, reduced proportionately for years of service less than 10 at retirement. The normal form of benefit is a life annuity, or for married persons, a joint and survivor annuity. None of the Named Executives have any years of credited service under the Pension Plan.

COMPENSATION AND STOCK OPTION COMMITTEE REPORT

  The Compensation and Stock Option Committee of the Board of Directors (the "Compensation Committee"), consisting entirely of non-employee directors, approves all of the policies and programs pursuant to which compensation is paid or awarded to the Company's executive officers and key employees. The Compensation Committee held eight meetings in fiscal 1994. In reviewing overall compensation for fiscal 1994, the Compensation Committee focused on the Company's objectives to attract executives of the highest caliber from larger, well-established pharmaceutical manufacturers, to retain the Company's executives, to encourage the highest level of performance from such executives and to align the financial interests of the Company's management with that of its shareholders by offering awards that can result in the ownership of Common Stock. The Company did not utilize specific formulae or guidelines in reviewing and approving executive compensation.

  ELEMENTS OF EXECUTIVE COMPENSATION PROGRAM. The key elements of the Company's executive compensation program consist of base salary, annual bonus, stock options through participation in the Company's 1986 Stock Option Plan and stock options and other incentive awards through participation in the Company's 1990 Stock Incentive Plan. In awarding or approving compensation to executives in fiscal 1994, the Compensation Committee considered the performance and profitability of the Company, the present and potential contribution of the executive to the Company and the ability of the Company to attract and retain qualified executives in light of the regulatory reviews of the Company's operations, lawsuits asserted against it and its financial condition.

  BASE SALARY AND ANNUAL BONUS. Base salary and annual bonus for executive officers are determined by reference to Company-wide and individual performances for the previous fiscal year based upon financial and non-financial criteria. The financial measures for 1994 were operating income (before adjustments for legal settlements and other non-operational items), sales and research and development expenditures. Non-financial measures included both strategic and operational factors, such as successful removal of the Company from the U.S. Food and Drug Administration's ("FDA") Application Integrity Assessment Program, efforts in responding to other regulatory matters, efforts in exploration of strategic alternatives for the Company, research and development expenditures, review and implementation of updated systems and operational procedures as a foundation for future growth and realignment of the Company's internal sales and marketing organization. The Compensation Committee placed the greatest weight on financial factors. In addition to Company-wide measures of performance, the Compensation Committee considers those performance factors particular to each executive officer, including the performance of the area for which such officer had management responsibility and individual accomplishments.

  Base salaries for executives were determined primarily by reference to industry norms, the principal job duties and responsibilities undertaken by such persons, individual performance and other relevant criteria. Base salary comparisons for most executives are made to a group of pharmaceutical manufacturers in the United States. Such group is selected by the Company based upon several factors including, but not limited to, the duties and responsibilities of the executive used in the comparison, size and complexity of operations, reputation and number of employees of other companies. With respect to Mr. Sawyer, Chief Executive Officer, a comparison was made by an independent consulting firm, prior to the signing of his employment agreement in 1992, to generic pharmaceutical companies and turnaround situations selected by the consulting firm. In keeping with its goal of recruiting executives from larger, well-established pharmaceutical manufacturers, the Compensation Committee considers the performance of the companies used in the comparisons, as measured by their quality and regulatory profile, as well as competitive necessity in determining base salaries. The Compensation Committee considered it appropriate and in the best interest of the Company and its shareholders to set the levels of base salary for the Company's Chief Executive Officer and other executives at the median of comparable companies in order to attract and retain the highest caliber of managers for the Company so as to position the Company for future growth and improved performance. In order to attract and retain certain key executives, the Company offers its executives long-term employment contracts which provide for specified base salaries.

  The Compensation Committee, in determining the annual bonuses to be paid to its executives for fiscal 1994, considered the financial performance of the Company during the fiscal year and the individual's contribution to such performance, as opposed to determination by reference to a formal, goal-based plan. The financial performance measures used by the Compensation Committee in determining annual bonuses were operating income (before adjustments for legal settlements on other non-operational items) and sales. Bonuses were also based upon assessments of each executive's participation and contribution to the non-financial measures described above. The non-financial measures varied among executives depending upon the operations under their management and direction. Based upon the Company's regulatory and other concerns arising out of the acts of its prior management, the Compensation Committee utilized the award of bonuses, without necessarily referring to specific benchmarks, to attract and retain high quality executives for the Company.

  STOCK OPTIONS AND OTHER AWARDS. The Company's 1986 Stock Option Plan provides for stock option awards and the Company's 1990 Stock Incentive Plan provides for stock option and other equity-based awards. Under all such Plans, the size of each award and the persons to whom such awards are granted is determined by the Compensation Committee based upon the nature of services rendered by the executive, the present and potential contribution of the grantee to the Company and the overall performance of the Company. The Compensation Committee believes that grants of stock options will enable the Company to attract and retain the best available talent and encourage the highest level of performance in order to continue to serve the best interests of the Company and its shareholders. Stock options and other equity-based awards provide executives with the opportunity to acquire equity interests in the Company and to participate in the creation of shareholder value and to benefit correspondingly with increases in the price of the Company's Common Stock.

  COMPENSATION COMMITTEE'S ACTIONS FOR 1994. In determining the amount and form of executive compensation to be paid or awarded for fiscal 1994, the Compensation Committee considered both the Company's overall financial performance during the fiscal year and other criteria discussed above in this report. In light of the reductions in operating income and sales in fiscal 1994 from fiscal 1993, the Compensation Committee significantly reduced the annual bonuses of the Named Executives, including the Chief Executive Officer, from the prior fiscal year. However, the Compensation Committee also took into account the following strategic and operational factors, among others described above, in awarding bonuses:

    (i) the removal of the Company from the FDA's Application Integrity Assessment Program and efforts in responding to a warning letter from the FDA;

    (ii) the settlement of several significant litigations against the Company;

    (iii) positioning of the Company to explore strategic alternatives; and

    (iv) the negotiation and implementation of the distribution agreements with Genpharm, Inc. and The Generics Group B.V.

  In fiscal 1994, the Compensation Committee also awarded stock options to executives (including options to one Named Executive), extended the period in which such options are exercisable for certain former key employees and accelerated the vesting dates of previously awarded options for certain key employees. The Compensation Committee granted stock options to Mr. Fisher, a Named Executive, as part of the compensation package offered to attract him to accept a position and remain with the Company.

  CHIEF EXECUTIVE OFFICER COMPENSATION. The Compensation Committee approved an employment agreement in October 1992 for Mr. Sawyer with the Company. In approving such employment agreement, the Compensation Committee authorized a base salary of $358,238 for Mr. Sawyer in fiscal year 1994. In addition to his base salary, Mr. Sawyer was awarded by the Compensation Committee a bonus of $100,000 for fiscal year 1994 performance and a cost of living allowance of $50,000.

  In reviewing and setting Mr. Sawyer's compensation, the Compensation Committee recognized his substantial role in (i) settling three significant lawsuits against the Company, (ii) negotiating and implementing several joint venture agreements for the Company, (iii) improving the manufacturing capacities of the Company, (iv) working to explore strategic alternatives for the Company, (v) diversifying the Company's customer base and
(vi) successfully recruiting a new and expanded management team.

  Recently enacted Internal Revenue Code Section 162(m) limits deductions for federal income tax purposes for certain executive compensation in excess of $1 million. Certain types of compensation are deductible only if performance criteria are specified in detail and payments are contingent upon shareholder approval of the compensation arrangement. The level of salaries and bonus to the Named Executives paid by the Company do not exceed this limit at this time.

                    COMPENSATION AND STOCK OPTION COMMITTEE

                            Mark Auerbach
                            H. Spencer Matthews
                            Robin O. Motz

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee conducted deliberations concerning executive compensation during the last completed fiscal year. None of the Compensation Committee members are executive officers of the Company. None of the executive officers of the Company has served on the board of directors or on the compensation committee of any other entity, any of whose officers served on the Board of the Company.

PERFORMANCE GRAPH

  The graph below compares the cumulative total return of the Company's Common Stock with the cumulative total return of the New York Stock Exchange Composite Index and the S&P(R) Health Care Drugs Index for the annual periods from September 30, 1989 to September 30, 1994. The graph assumes $100 was invested on September 30, 1989 in the Company's Common Stock and $100 was invested at that time in each of the Indexes. The comparison assumes that all dividends are reinvested.

                                [INSERT GRAPH]

                            CUMULATIVE TOTAL RETURN
          Based on reinvestment of $100 beginning September 30, 1989

Measurement period      Pharmaceutical    NYSE Composite   S&P(R) Health Care Drugs
(Fiscal year Covered)   Resources, Inc.       Index                Index
---------------------   ---------------   --------------   ------------------------
Measurement PT-
Sept. 89                    $ 100              $ 100                 $ 100
Sept. 90                       83                 90                   108
Sept. 91                       70                119                   166
Sept. 92                      113                132                   161
Sept. 93                      215                151                   130
Sept. 94                      149                157                   157

                                 PROPOSAL II:
                APPROVAL OF THE GRANT AND ISSUANCE TO CLAL OF A
                       WARRANT TO PURCHASE COMMON STOCK

GENERAL

  At the Meeting, the holders of Common Stock will be asked to approve the grant and issuance to Clal of the Proposed Warrant. The Proposed Warrant is intended to allow Clal to purchase an additional number of shares of Common Stock (approximately 1,070,000 shares) which, when added to the shares of Common Stock owned by Clal and issuable upon exercise of the Outstanding Warrant, would represent 19.99% of the issued and outstanding Common Stock as of the date of issuance of the Proposed Warrant (including, for this purpose, the shares of Common Stock covered by the Outstanding Warrant and the Proposed Warrant).

  The sole purpose of Proposal II is to satisfy the rules of New York Stock Exchange, Inc. (the "NYSE"). Such rules require the Company to obtain prior shareholder approval of the issuance of securities (including, for this purpose, warrants to purchase Common Stock) representing 20% or more of the Common Stock issued and outstanding before the issuance of such securities. For purposes of the NYSE rules, the Proposed Warrant, if issued at the time of the issuance to Clal of 2,027,272 shares of Common Stock and the Outstanding Warrant, would have represented more than 20% of the Common Stock then outstanding. The Company is not seeking approval or ratification of the issuance of the 2,027,272 shares of Common Stock and the Outstanding Warrant or the other terms of the Stock Purchase Agreement and the related agreements of which the Proposed Warrant may be deemed a part.

  The purpose of the Stock Purchase Agreement was to allow Clal, through the purchase of Common Stock and the exercise of warrants, to own 19.99% of the issued and outstanding Common Stock immediately after giving effect to the issuance of such Common Stock and the exercise of such warrants. As a result of the requirements of the NYSE rules described above, the Company issued to Clal on May 1, 1995, under the Stock Purchase Agreement (the "Closing Date"), shares of Common Stock and the Outstanding Warrants which represented the maximum amount of securities issuable under the NYSE rules without shareholder consent and the Company agreed to request consent from the Company's shareholders to issue the Proposed Warrant. The Proposed Warrant, together with the shares of Common Stock issued to Clal and the Outstanding Warrant, would allow Clal to own shares of Common Stock representing 19.99% of the issued and outstanding Common Stock as of the date of issuance of the Proposed Warrant after giving effect to the exercise of the Outstanding Warrant and the Proposed Warrant.

  The Company's rights and obligations under the agreements described in "-- Background" will not be adversely affected if Proposal II is not approved by the Company's shareholders. However, if the issuance of the Proposed Warrant is approved, the exercise price of the Outstanding Warrant will be increased by $1.00 per share to $11.00 per share for the first year and $12.00 per share thereafter. In addition, certain stock ownership thresholds in the Stock Purchase Agreement applicable to Clal's exercise of rights will be increased. If the Proposed Warrant is issued and exercised, the voting agreement described below would apply to the shares issued upon its exercise.

  The Board believes that the transaction with Clal, including the issuance of the Proposed Warrant, is beneficial to the Company as well as its shareholders. The issuance of the Common Stock, the Outstanding Warrant and, subject to approval of the shareholders, the Proposed Warrant to Clal were necessary elements to obtain Clal's alliance with the Company. It is, in the view of the Board, beneficial to have Clal make a major investment in the Company.

  THE BOARD RECOMMENDS APPROVAL OF THE PROPOSED WARRANT BY THE HOLDERS OF COMMON STOCK.

BACKGROUND

  Prior to completing the agreements with Clal, the Company investigated several strategic alternatives to strengthen the Company's finances, operations, product line and distribution capabilities. The investigation culminated with the closing on May 1, 1995, of the strategic alliance with Clal, consisting primarily of the sale of 2,027,272 shares of Common Stock, the issuance by the Company of the Outstanding Warrant and the formation of a joint venture, named Clal Pharmaceutical Resources Limited Partnership, to research and develop generic pharmaceutical products. Clal is a pharmaceutical company located in Israel and a subsidiary of Clal Industries, Ltd., an Israeli industrial company.

  Stock Purchase Agreement. On the Closing Date, the Company sold to Clal 2,027,272 shares of Common Stock for $20,000,000 or $9.87 per share pursuant to the Stock Purchase Agreement. The Stock Purchase Agreement also included terms of the Company's and Clal's business relationship including the obligation to issue the Outstanding Warrant, rights to nominate board members, rights of first refusal, voting agreements, rights to invest in others, standstill agreements and agreements relating to the issuance of the Outstanding Warrant and the agreement to seek shareholder approval for the Proposed Warrant.

  Board Representation. Clal obtained the right to designate one-seventh of the members of the Company's Board of Directors as long as Clal owns 8% of the issued and outstanding Common Stock, and a total of two-sevenths of the members of the Board if Clal owns at least 14% (or, upon issuance of the Proposed Warrant, 16%) of the issued and outstanding Common Stock. In addition, Clal has the right under the Stock Purchase Agreement to designate a member of the Company's management. The Company agreed to elect Clal's designee to the Audit Committee, Compensation and Stock Option Committee and Strategic Planning Committee of the Board, except in certain circumstances. See "Election of Directors--Directors."

  Right of First Refusal and Voting Agreements. Clal has a right of first refusal with respect to certain business combination transactions of the Company and certain sales of the assets or securities of the Company. Such right extends for a period of five years from the Closing Date, provided that Clal, when exercising such right (i) has not sold or disposed of shares of Common Stock representing more than 337,045 shares of Common Stock and (ii) owns or has the right to acquire under the Outstanding Warrant 14% (or, upon issuance of the Proposed Warrant, 16%) of the Common Stock (the "Restricted Period"). If Clal does not exercise its first refusal rights with respect to any of the above-mentioned transactions, Clal will, subject to certain exceptions, be required to vote its shares of Common Stock in favor of such transactions. Such obligation will terminate upon the expiration of the Restricted Period. Clal has no obligation to vote its shares of Common Stock in favor of such a transaction if (i) Clal exercises its right of first refusal with respect to such transaction, (ii) less than 75% of the members of the Board (excluding member(s) of the Board nominated by Clal) votes against the transaction or (iii) any member of the Board (excluding member(s) of the Board nominated by Clal) vote against the transaction. In the event that Clal has an obligation to vote its shares in favor of such a transaction, Clal also has agreed to take such other actions reasonably required or appropriate to facilitate the consummation of the transaction. Clal has no obligation to vote its shares in favor of, or take other actions to facilitate, any such transaction if Clal notifies the Company that, in Clal's opinion, the consummation of such a transaction would be detrimental to the Company and/or its shareholders, except if the Company, in response to such a notice, delivers to Clal a fairness opinion from a nationally recognized investment banking firm.

  Participation in Business Opportunities. Under the Stock Purchase Agreement, the Company obtained the right to participate with Clal and certain of its affiliates in connection with pharmaceutical acquisitions and transactions. In connection therewith, Clal has agreed to use reasonable efforts to cause Fine-Tech Ltd., an Israeli pharmaceutical research and development company in which Clal owns an interest, to sell 10% of its shares to the Company for $1,000,000, to grant the Company the right to nominate one member to the board of directors of Fine-Tech Ltd. and to grant the Company distribution rights for products sold by Fine-Tech Ltd. Mony Ben-Dor, a director of the Company, is also a director of Fine-Tech Ltd. See "Election of Directors--Directors."

  Limits on Stock Acquisitions and Sales. Clal has agreed to limit acquisitions, including acquisitions under the Outstanding Warrant and the Proposed Warrant, of the Company's securities to 19.99% of the issued and outstanding Common Stock prior to the third anniversary of the Closing Date. In addition, Clal has agreed to limit such acquisitions to 25% of the issued and outstanding Common Stock after the third anniversary of the Closing Date. Clal has the right to tender for or purchase no less than 70% of the issued and outstanding Common Stock after the fifth anniversary of the Closing Date. These limitations expire six months following the expiration of the Restricted Period (the "Consent Period"). Clal also has the right to acquire up to 20% of any equity securities issued by the Company in an underwritten public offering so long as Clal, at the time, owns 10% of the issued and outstanding common Stock (assuming, for this purpose, the full exercise of the Outstanding Warrant and the Proposed Warrant). Clal has also agreed to not sell or otherwise dispose of Common Stock or other securities convertible into Common Stock during the Consent Period unless such securities are registered or may be sold without registration under Rule 144 promulgated under the Securities Act of 1933 or are sold in certain business combination transactions, or unless the sale is approved by the Board (excluding member(s) of the Board nominated by Clal). Clal will limit, during the Consent Period, sales of Common Stock to any one person, entity or group to no more than 3% of the issued and outstanding Common Stock, except as otherwise permitted under the Stock Purchase Agreement.

  Outstanding Warrant. In consideration of the rights and benefits obtained by the Company under the Stock Purchase Agreement, the Company issued to Clal the Outstanding Warrant on the Closing Date. The Outstanding Warrant entitles Clal to purchase up to 936,282 shares of Common Stock at an exercise price of $10.00 per share for the first year and $11.00 per share for the next two years. The exercise prices for the Outstanding Warrant were greater than the purchase price for the shares of Common Stock purchased at the Closing and the then market price for shares of Common Stock.

  The Outstanding Warrant is exercisable at any time until May 1, 1998, subject to earlier termination or redemption in certain circumstances. The Company may redeem the Outstanding Warrant, in whole or in part, at any time after December 1, 1995, at a redemption price of $.01 per share if the average of the closing sale prices per share of the Common Stock equals or exceeds $17.00 per share until May 1, 1996 and $18.00 per share thereafter. In addition, the Company has the right to redeem the Outstanding Warrant, in whole or in part, at anytime after Clal holds less than 8% of the Common Stock. The Outstanding Warrant expires on May 1, 1997, if the Company's net income for the fiscal year ending September 28, 1996, exceeds $5,000,000, subject to certain adjustments.

  The Outstanding Warrant provides that the number of shares of Common Stock issuable upon its exercise will be reduced by the number of shares of Common Stock, or securities exercisable or exchangeable for or convertible into, shares of Common Stock acquired by Clal in open market transactions. Any such reduction will be first applied against the Outstanding Warrant and then against the Proposed Warrant, if issued, should there remain no further shares issuable upon exercise of the Outstanding Warrant.

  The Outstanding Warrant contains provisions that protect the holder against dilution by adjustment of the exercise price and the number of shares issuable upon its exercise in certain events, such as stock dividends, stock splits, mergers, sale of all or substantially all of the Company's assets. The holder of the Outstanding Warrant does not have any rights as a shareholder of the Company unless and until the Outstanding Warrant is exercised.

  Registration Rights Agreement. In consideration of the rights and benefits obtained by the Company under the Stock Purchase Agreement, the Company granted to Clal certain registration rights under the Registration Rights Agreement, dated the Closing Date (the "Registration Rights Agreement"). In general, Clal will not be able to freely sell the shares of Common Stock purchased by Clal or the shares of Common Stock issuable upon exercise of the Outstanding Warrant or the Proposed Warrant without registration under applicable securities laws or unless an exemption from registration is available. The intent of the Registration Rights Agreement was to grant rights to Clal for the registration of its shares of Common Stock so that it may freely dispose of such shares.

  Clal is entitled to two demand registrations of shares of Common Stock owned by Clal and one additional demand registration if the Outstanding Warrant or the Proposed Warrant is exercised. In addition, the Company granted to Clal the right to register shares of Common Stock owned by Clal on each occasion that the Company registers shares of Common Stock, subject to certain limitations and exceptions.

  Clal has agreed under the Registration Rights Agreement to limit, during the Consent Period, any sales of Common Stock registered under such Agreement to any one person, entity or group to no more than 3% of the issued and outstanding Common Stock. Clal also agreed to not sell publicly, make any short sale or grant any option for the purchase or otherwise publicly dispose of shares of Common Stock in the same period during which directors and executive officers of the Company are similarly limited in selling the Company's securities up to 180 days after the effective date of the registration statement.

  Limited Partnership Agreements. As part of the alliance formed by the Company and Clal on the Closing Date, the Company and Clal formed Clal Pharmaceutical Resources Limited Partnership, a limited partnership formed under the laws of the State of Israel (the "Limited Partnership"), to research and develop generic pharmaceutical products. Under the Agreement of Limited Partnership of Clal Pharmaceutical Resources (1995)

L.P. and other related agreements (collectively, the "Limited Partnership Agreements"), the Company and Clal, through their affiliates, funded the Limited Partnership in the amount of $1,960,000 and $2,040,000, respectively. The Limited Partnership is owned 49% by the Company and 51% by Clal and is located primarily in Israel. Over the next two years, the Company and Clal plan to invest an additional $11,000,000 in the Limited Partnership, 49% of which ($5,390,000) is to be funded by the Company. The Limited Partnership is managed by its sole general partner which is owned 49% by the Company and 51% by Clal. The general partner has a board of six directors, half of which were appointed by each of the Company and Clal. Under the Limited Partnership Agreements, the Company and Clal have granted the other certain manufacturing and distribution rights for products developed by each other and for products developed by the Limited Partnership.

  The foregoing descriptions of certain terms of the Stock Purchase Agreement, the Outstanding Warrant, the Registration Rights Agreement and the Limited Partnership Agreements do not purport to be complete and are qualified in their entirety by reference to such documents, copies of which were filed as exhibits to the Form 8-K filed by the Company with the Securities and Exchange Commission on May 12, 1995.

TERMS OF THE PROPOSED WARRANT

  The following is a summary of the terms of the Proposed Warrant. The Proposed Warrant is substantially similar to the Outstanding Warrant described above.

  The Proposed Warrant will be titled the "Warrant to Purchase Common Stock." The Proposed Warrant is intended to allow Clal to purchase an additional number of shares of Common Stock (approximately 740,000 shares) which, when added to the shares of Common Stock owned by Clal and issuable upon exercise of the Outstanding Warrant, would represent 19.99% of the issued and outstanding Common Stock as of the date of issuance of the Proposed Warrant (including, for this purpose, the shares of Common Stock covered by the Outstanding Warrant and the Proposed Warrant). Accordingly, the number of shares of Common Stock issuable upon exercise of the Proposed Warrant cannot be determined until immediately before the Proposed Warrant is issued. The Proposed Warrant will provide for an exercise price of $11.00 per share for the first year and $12.00 per share for the two years thereafter. The Proposed Warrant will be exercisable at any time until May 1, 1998, subject to earlier termination or redemption in certain circumstances.

  The Company may redeem the Proposed Warrant, in whole or in part, at any time after December 1, 1995, at a redemption price of $.01 per share if the average of the closing sale prices per share of the Common Stock equals or exceeds $17.00 per share until May 1, 1996 and $18.00 per share thereafter. In addition, the Company has the right to redeem the Proposed Warrant, in whole or in part, at any time after Clal holds less than 8% of the issued and outstanding shares of Common Stock. The Proposed Warrant will expire on May 1, 1997 if the Company's net income for the fiscal year ending September 28, 1996, exceeds $5,000,000, subject to certain adjustments.

  The Proposed Warrant will provide that the number of shares of Common Stock issuable upon its exercise will be reduced by the number of shares of Common Stock, or securities exercisable or exchangeable for or convertible into, shares of Common Stock acquired by Clal in open market transactions. Any such reduction will be first applied against the Outstanding Warrant and then against the Proposed Warrant if there remain no further shares issuable upon exercise of the Outstanding Warrant.

  Neither the Proposed Warrant nor the shares of Common Stock issuable upon exercise of the Proposed Warrant will be registered or publicly traded, except for those shares of Common Stock to be registered pursuant to the exercise of Clal's registration rights. Clal has certain demand and piggy-back registration rights respecting shares issued upon exercise of the Proposed Warrants. See "--Background--Registration Rights Agreement."

  The Proposed Warrant will contain provisions that will protect the holder thereof against dilution by adjustment of the exercise price and the number of shares issuable upon its exercise in certain events, such as stock dividends, stock splits, mergers, sale of all or substantially all of the Company's assets. The holder of the Proposed Warrant will not have any rights as a shareholder of the Company unless and until the Proposed Warrant is exercised. The issuance of the Proposed Warrant is not expected to have any significant effect upon the rights of existing securityholders.

  The terms of the Proposed Warrant, including the exercise prices, were determined through arm's length negotiation of the Company and Clal. The Company does not believe that the issuance of the Proposed Warrant, together with the prior issuance of the shares of Common Stock to Clal and the Outstanding Warrant (including the issuance of shares of Common Stock upon exercise of such Warrant), will be deemed to be a change in control in respect of the Company. The Company expects to use the proceeds received from the exercise of the Proposed Warrant for working capital purposes.

  The Company believes the grant and issuance of the Proposed Warrant is in the best interests of the Company and its shareholders. The affirmative vote of a majority of the votes cast by the holders of shares entitled to vote thereon who are present at the Meeting in person or by proxy is required for approval of the grant and issuance of the Proposed Warrant.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ADOPTION OF PROPOSAL II.

                                 PROPOSAL III:
                 APPROVAL AND ADOPTION OF AN AMENDMENT TO THE
                           1990 STOCK INCENTIVE PLAN

GENERAL

  At the Meeting, the holders of Common Stock will be asked to vote upon a proposal to approve an amendment to the Company's 1990 Stock Incentive Plan (the "1990 Plan") to increase by 500,000 the number of shares of Common Stock for which incentive awards may be granted thereunder. Under the 1990 Plan as currently in effect, incentive awards for 1,700,000 shares of Common Stock may be granted, of which, prior to August 4, 1995, 5,538 shares remained available for grant. On June 16, 1995, the Board approved the amendment and authorized the granting of incentive awards for an additional 350,000 shares, subject to approval of the amendment by the shareholders. The Board has determined that it is advisable to continue to provide stock-based incentive compensation to the Company's officers and key employees, thereby continuing to align the interests of such employees with those of shareholders, and that awards under the 1990 Plan are an effective means of providing such compensation. In order to continue to grant stock-based incentive compensation in the future, it is necessary to increase the number of shares available for grant under the 1990 Plan. The Board recommends approval of thereof by the holders of Common Stock.

SUMMARY OF 1990 PLAN AND AMENDMENT

  The following is a summary of the 1990 Plan and the proposed amendment to it. This summary does not purport to be complete, and is qualified in its entirety by reference to the text of the 1990 Plan. A copy of the 1990 Plan is available upon written request from the Company's Secretary.

  The purpose of the 1990 Plan is to attract and retain personnel of the highest caliber, provide increased incentive for officers and key employees and continue to promote the well-being of the Company. The 1990 Plan authorizes the granting of incentive awards for up to 1,700,000 shares of Common Stock, and if the amendment is approved, up to an additional 350,000 shares of Common Stock, subject to adjustment in the event of stock splits, stock dividends, recapitalizations, mergers, reorganizations, exchanges of shares and other similar changes affecting the Company's issued Common Stock. Incentive awards may be in the form of stock options, restricted stock awards, deferred stock awards, stock appreciation rights and other stock-based awards as described below. Unless sooner terminated, the 1990 Plan expires on March 22, 2000. Officers, key employees and other independent contractors who perform services for the Company or any of its subsidiaries are eligible to receive incentive awards. The 1990 Plan is administered by the Compensation Committee, which determines the persons to whom awards will be granted, the number of awards to be granted and the specific terms of each grant, subject to the provisions of the 1990 Plan. Members of the Compensation Committee and directors of the Company who are not also employees of the Company or any of its subsidiaries are not eligible to receive incentive awards under the 1990 Plan. There are approximately 450 persons eligible to receive incentive awards under the 1990 Plan (excluding consultants and advisors).

  INCENTIVE AND NONQUALIFIED OPTIONS. The 1990 Plan currently provides both for "incentive stock options" as defined in Section 422 of the Code and for options not qualifying as incentive options (collectively, "Options"), both of which may be granted with other stock-based awards available under the 1990 Plan. The Compensation Committee determines the persons to whom Options may be granted and the exercise price for each share issued in connection with an Option, but the exercise price of an incentive Option may not be less than 100% of the fair market value of Common Stock on the date of grant (in the case of an optionee owning more than 10% of the outstanding Common Stock, not less than 110% of such fair market value). The Compensation Committee also determines when Options may be exercised, which in no event may be more than ten years from the date of grant (in the case of an incentive Option granted to an optionee owning more than 10% of the outstanding Common Stock, not more than five years from the date of grant), and the manner in which each Option will become exercisable. The aggregate fair market value of the Common Stock with respect to which incentive Options are exercisable for the first time by any employee during any calendar year (under all incentive stock option plans of the Company and its subsidiaries) may not exceed $100,000.

  STOCK APPRECIATION RIGHTS. The Compensation Committee may grant stock appreciation rights ("SARs") in conjunction with all or part of any Option granted under the 1990 Plan. An SAR entitles the holder to surrender to the Company all or a portion of an Option in exchange for an amount (payable in cash and/or Common Stock) equal to the excess of the Fair Market Value (as defined in that 1990 Plan) of one share of Common Stock over the exercise price per share specified in a related Option granted to the holder multiplied by the number of shares subject to the SAR.

  RESTRICTED STOCK AWARDS. The Compensation Committee may award shares of restricted stock ("Restricted Stock"). Shares of Restricted Stock may be issued either alone or in addition to other awards granted under the 1990 Plan or other plans of the Company. The Compensation Committee determines the eligible persons to whom and the time or times at which, grants of Restricted Stock will be made, the number of shares to be awarded, the price (if any) to be paid by the recipient, the time or times within which such awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the awards.

  DEFERRED STOCK AWARDS. The Compensation Committee may award shares of deferred stock ("Deferred Stock"). Shares of Deferred Stock may be awarded either alone or in addition to other awards granted under the 1990 Plan or other plans of the Company. The Compensation Committee determines the eligible persons to whom and the time or times at which Deferred Stock may be awarded, the number of shares of Deferred Stock to be awarded to any person, the duration of the period during which, and the conditions under which, receipt of the stock will be deferred, and all the other terms and conditions of the awards.

  OTHER STOCK-BASED AWARDS. The Compensation Committee may grant performance shares valued with reference to the performance of the Company or any subsidiary, either alone or in addition to or in tandem with Options, SARs, Restricted Stock or Deferred Stock (collectively, "Other Stock-Based Awards"). Subject to the terms of the 1990 Plan, the Compensation Committee has complete discretion to determine the terms and conditions applicable to Other Stock-Based Awards. Such terms and conditions may require, among other things, continued employment and/or the attainment of specified performance objectives.

  The 1990 Plan imposes restrictions on the sale, transfer, pledge, assignment or other encumbrance on shares of stock subject to Restricted Stock awards, Defaulted Stock awards and Other Stock-Based Awards. Upon a change in control of the Company, all Options and SARs become exercisable in full and all restrictions and deferrals contained in Restricted Stock awards, Deferred Stock awards, and Other Stock-Based Awards lapse or become accelerated.

  The amended, 1990 Plan will not provide additional benefits to the Named Executives as compared to the current 1990 Plan in effect. Rather, the amended 1990 Plan will provide for an increase in the number of shares of Common Stock which may be granted thereunder.

CERTAIN FEDERAL TAX CONSEQUENCES OF THE 1990 PLAN

  The following is a brief summary of certain Federal income tax aspects of options to be granted under the 1990 Plan based upon the Code and other statutes, regulations and interpretations in effect on the date of this Proxy Statement. The summary is not intended to be exhaustive and does not describe any state, local or foreign income or other tax consequences.

  INCENTIVE OPTIONS. A participant will recognize no taxable income upon the grant or exercise of an Option constituting an "incentive stock option" as defined under Section 422 of the Code ("Incentive Options"). Upon a disposition of the shares of Common Stock after the later of two years from the date of grant and one year after the transfer of the shares to the participant, (i) the participant will recognize the difference, if any, between the amount realized and the exercise price as long-term capital gain or long-term capital loss (as the case may be) if the shares are capital assets; and (ii) the Company will not qualify for any deduction in connection with the grant or exercise of the options.

  If shares of Common Stock acquired upon the exercise of an Incentive Option are disposed of prior to the expiration of the holding periods described above, (i) the participant will recognize ordinary compensation income in the taxable year of disposition in an amount equal to the excess, if any, of the lesser of the fair market value of the shares on the date of exercise or the amount realized on the disposition of the shares, over the exercise price paid for such shares; and (ii) the Company will qualify for a deduction equal to any such amount recognized, subject to the limitation that the compensation be reasonable. The participant will recognize the excess, if any, of the amount realized over the fair market value of the shares on the date of exercise, if the shares are capital assets, as capital gain and the Company will not qualify for a deduction with respect to such excess.

  NONQUALIFIED STOCK OPTIONS. Except as noted below, (i) upon grant of the nonqualified Option, a plan participant will recognize no income; (ii) upon exercise of the option (if the shares of Common Stock are not subject to a substantial risk of forfeiture and nontransferable), the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price, and the Company will qualify for a deduction in the same amount, subject to the requirement that the compensation be reasonable; and
(iii) on a sale of the shares, the participant will recognize gain or loss equal to the difference, if any, between the amount realized and the sum of the exercise price and the ordinary compensation income recognized. Such gain or loss will be treated as capital gain or loss if the shares are capital assets in the hands of the participant.

  If the shares of Common Stock acquired upon exercise of a nonqualified Option are subject to a substantial risk of forfeiture and are nontransferable, the participant's and the Company's Federal income tax consequences of the exercise and disposition of the shares will be determined under rules similar to those set forth below under "Restricted Stock."

  STOCK APPRECIATION RIGHTS. A participant who receives a SAR will recognize no income on the grant of such SAR, but he will recognize ordinary compensation income equal to the cash received and/or the fair market value on the date of transfer of any Common Stock received, and the Company will qualify for a deduction of an equal amount, subject to the limitation that compensation be reasonable.

  RESTRICTED STOCK. A participant who receives Restricted Stock will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the Restricted Stock at the time the Restricted Stock is no longer subject to a substantial risk of forfeiture or is transferable, over the consideration paid for the Restricted Stock. However, a participant may elect, under Section 83(b) of the Code, within thirty days of the transfer of the Restricted Stock, to recognize ordinary compensation income on the date of transfer in an amount equal to the excess, if any, of the fair market value on the date of such transfer of the shares of Restricted Stock (determined without regard to the restrictions) over the consideration paid for the Restricted Stock.

  Whether or not the participant makes an election under Section 83(b), the Company generally will qualify for a deduction (subject to the reasonable) equal to the amount that is taxable as ordinary income to the participant, in its taxable year in which or with which ends the taxable year of the participant in which such income is included as gross income. In addition, if the Restricted Stock was granted pursuant to an agreement entered into after February 17, 1993 (or an agreement entered into on or before February 17, 1993, which was materially modified after such date), the Company's ability to claim a compensation deduction may be limited by Section 162(m) of the Code which limits the amount a corporation can deduct as compensation with respect to certain key executives to $1 million per year.

  DEFERRED STOCK. A participant who receives an award of Deferred Stock will recognize no income on the grant of such award. However, he will recognize ordinary compensation income and the Company will be able to claim a corresponding deduction (subject to the limitation that compensation be reasonable and Section 162(m) described above) on the transfer of the Deferred Stock (or the later lapse of a substantial risk of forfeiture to which the Deferred Stock is subject, if the participant does not make a Section 83(b) election), in accordance with the same rules as discussed above under "Restricted Stock".

  OTHER STOCK-BASED AWARD. The Federal income tax treatment of Other Stock-Based Awards will depend upon the nature of any such award and the restrictions applicable to such award. Such an award may, depending on the nature of and conditions applicable to the award, be taxable as a stock option or an award of Restricted Stock.

  The Company believes the amendment to the 1990 Plan is in the best interests of the Company and its shareholders. The affirmative vote of a majority of the votes cast by the holders of shares entitled to vote thereon who are present at the Meeting in person or by proxy is required for approval of the amendment to the 1990 Plan.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ADOPTION OF PROPOSAL III.

                                 PROPOSAL IV:
          APPROVAL AND ADOPTION OF THE PHARMACEUTICAL RESOURCES, INC.
                       1995 DIRECTORS' STOCK OPTION PLAN

GENERAL

  At the Meeting, the holders of Common Stock will be asked to vote upon a proposal to approve and adopt the Company's 1995 Directors' Stock Option Plan (the "Directors' Plan"). On June 16, 1995, the Board approved the Directors' Plan effective June 16, 1995, subject to the approval and adoption of the Directors' Plan by the shareholders of the Company not later than June 19, 1996. The purpose of the Directors' Plan is to advance the interests of the Company by affording eligible directors an opportunity to acquire or increase their proprietary interests in the Company and, thus, the Directors' Plan encourages continued service and provides additional incentive to achieve the Company's growth objectives. The Directors' Plan will award options to non-employee directors who may be elected in the future. Current directors will obtain no future awards under the Directors' Plan if adopted by the Company's shareholders. The approval of the Directors' Plan will have no effect upon the Company's 1989 Directors' Stock Option Plan. The Board recommends approval thereof by the holders of Common Stock.

SUMMARY OF DIRECTORS' PLAN

  The following is a summary of the Directors' Plan. This summary does not purport to be complete, and is qualified in its entirety by reference to the text of the Directors' Plan. A copy of the Directors' Plan is available upon written request from the Company's Secretary at no charge.

  The Company has reserved for issuance under the Directors' Plan 100,000 shares of Common Stock. Options granted under the Directors' Plan may only be granted to directors of the Company who are not employees of the Company or otherwise eligible to receive options under any other plan adopted by the company or who are not directors of the Company on June 19, 1995 (each, an "Eligible Director"). There are no Eligible Directors currently. Such options do not qualify as incentive stock options within the meaning of Section 422 of the Code.

  If an unexercised option expires or terminates (in whole or in part) for any reason, the shares allocable to the unexercised portion of the option will be available for future grants of options under the Directors' Plan. The aggregate number of shares of Common Stock as to which options may be granted, the number of shares covered by each option and the option exercise price will be adjusted in the event of stock splits, stock dividends or other capital adjustments. The closing price of a share of Common Stock on the New York Stock Exchange on August 4, 1995 was $10.00.

  Directors are granted options on the date an Eligible Director is initially elected to the Board. One-third of the options granted under the Directors' Plan will become exercisable on each of the first three anniversaries of the date of grant, provided that the Eligible Director owns 1,500 shares of Common Stock immediately after the exercise of the option if the option is exercised prior to the second anniversary of its date of grant, 3,000 shares of Common Stock immediately after the exercise of the option if the option is exercised on or after the second anniversary of its date of grant but before the third anniversary, and 4,500 shares of Common Stock immediately after the exercise of the option if the option is exercised on or after the third anniversary of the date of grant. All options which have not become exercisable on the date an Eligible Director ceases to serve on the Board for any reason will terminate. To the extent options granted under the Directors' Plan become exercisable, such options remain exercisable until the tenth anniversary of the date of grant and remain exercisable regardless of whether the Eligible Director continues to serve as a member of the Board.

  Pursuant to its terms, the Directors' Plan is scheduled to terminate on June 16, 2005, and no options will be granted after that date. The provisions of the Directors' Plan, however, will continue thereafter to govern all options previously granted, until the exercise, expiration or cancellation thereof. The Board may, however, terminate the Directors' Plan at an earlier date and may modify or amend the Directors' Plan from time to time, except that, without the approval of the shareholders of the Company, no such modification or amendment may increase the maximum number of shares of Common Stock with respect to which options may be granted under the Directors' Plan, change the exercise price at which options may be granted, or change the eligibility provisions of the Directors' Plan. No termination of or modification or amendment to the Directors' Plan will adversely affect the rights of any person holding an option previously granted under the Directors' Plan without the consent of such person.

  No option is transferable other than by will or the laws of descent and distribution or by a qualified domestic relations order as defined under the Code and no option may be exercised by anyone other than the optionee, except that if the optionee dies or becomes incapacitated, the option may be exercised by the optionee's estate, legal representative or beneficiary, subject to all the other terms of the Directors' Plan.

  There are no present directors of the Company who are eligible to receive options under the Directors' Plan. The benefits to be received by future directors who will be Eligible Directors cannot be determined at this time.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a brief summary of certain Federal income tax aspects of stock options to be granted under the Directors' Plan based upon the Code and other statutes, regulations and interpretations in effect on the date of this Proxy Statement. The summary is not intended to be exhaustive and does not include state, local or foreign income or other tax consequences.

  Any option granted under the Directors' Plan is not intended to qualify as an "incentive stock option", as that term is defined in Section 422 of the Code. Neither the option holder nor the Company will incur any Federal income tax consequences upon the grant of an option under the Directors' Plan. Generally, the option holder will recognize, on the date of exercise, ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the shares of Common Stock on the date of exercise over the exercise price thereof.

  On a subsequent sale of any shares obtained upon the exercise of an option, the participant will recognize capital gain or loss equal to the difference, if any, between the amount realized and his or her tax basis in the shares. Such capital gain or loss will be a long-term capital gain or loss if the sale occurs more than one year after the date of exercise and a short-term capital gain or loss if the sale occurs one year or less after the date of exercise. The tax basis of the shares, for purposes of computing taxable gain or loss, will be the sum of the exercise price and the amount of ordinary income recognized on the date of exercise.

  For Federal income tax purposes, the Company is generally entitled to a deduction in an amount equal to the ordinary compensation income recognized by the option holder, to the extent that such income is considered reasonable compensation under the Code. Generally, the Company will be entitled to claim such deduction in the fiscal year containing the last day of the calendar year in which the option is exercised.

  The Company believes the amendment to the Directors' Plan is in the best interests of the Company and its shareholders. The affirmative vote of a majority of the votes cast by the holders of shares entitled to vote thereon who are present at the Meeting in person or by proxy is required for approval of the amendment to the Directors' Plan.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ADOPTION OF PROPOSAL IV.

                             INDEPENDENT AUDITORS

  The Board has selected the firm of Richard A. Eisner & Company, LLP, independent certified public accountants, to act as independent public accountants for the Company for the 1995 fiscal year. Richard A. Eisner & Company, LLP has acted in such capacity for each of the Company's and Par's fiscal years since the fiscal year ended September 30, 1981. A representative of Richard A. Eisner & Company, LLP is expected to be present at the Meeting, such representative will have the opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.

                                 OTHER MATTERS

  At the date of this proxy statement, the Board has no knowledge of any business which will be presented for consideration at the Meeting, other than as described above. If any other matter or matters are properly brought before the Meeting or any adjournment(s) thereof, it is the intention of the persons named in the accompanying form of proxy to vote proxies on such matters in accordance with their best judgment.

                      SUBMISSION OF SHAREHOLDER PROPOSALS

  Any proposal which is intended to be presented by any shareholder for action at the 1996 Annual Meeting of Shareholders must be received in writing by the Secretary of the Company, at One Ram Ridge Road, Spring Valley, New York 10977, not later than October 3, 1995 in order for such proposal to be considered for inclusion in the proxy statement and form of proxy relating to the 1996 Annual Meeting of Shareholders.

                                          By Order of the Board of Directors

                                          Robert I. Edinger
                                          Secretary

Dated: August 8, 1995

                           PHARMACEUTICAL RESOURCES, INC.
         THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
P    PROXY FOR ANNUAL MEETING TO BE HELD ON SEPTEMBER 21, 1995

R
O    Know All Men By These Presents: That the undersigned shareholder(s) of
X    Pharmaceutical Resources, Inc., a New Jersey corporation (the "Company"),
Y hereby constitute(s) and appoint(s) Kenneth I. Sawyer and Robert I. Edinger with full power of substitution in each, as the agents, attorneys and proxies of the undersigned, for and in the name, place and stead of the undersigned, to vote, at the Annual Meeting of Shareholders of the Company to be held at the Holiday Inn-Suffern, Three Executive Boulevard, Suffern, New York, on September 21, 1995, at 10:00 A.M. (local time) and at all adjournments thereof, the shares of stock which the undersigned would be entitled to vote if then personally present in the transaction of such business as may properly come before the meeting. The undersigned would direct my (our) proxies to vote for me (us) as specified by a cross
     (X) in the appropriate spaces, upon the following proposals:

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN BELOW. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF TWO MEMBERS OF THE BOARD OF DIRECTORS, FOR THE APPROVAL OF THE GRANT AND ISSUANCE TO CLAL PHARMACEUTICAL INDUSTRIES LTD. OF A WARRANT TO PURCHASE SHARES OF THE COMPANY'S COMMON STOCK, FOR THE APPROVAL AND ADOPTION OF AN AMENDMENT TO THE 1990 STOCK INCENTIVE PLAN AND FOR THE APPROVAL AND ADOPTION OF THE 1995 DIRECTORS' STOCK OPTION PLAN.

                                                                     9140
X  PLEASE MARK YOUR
   VOTES AS IN THIS
   EXAMPLE.


  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL LISTED NOMINEES.

Election of Directors. Nominees: Andrew Maguire, Ph.D., Melvin Van Woert, M.D.


1. Election of           FOR                WITHHOLD AUTHORITY TO VOTE
    Directors            ALL                 FOR ALL NOMINEES LISTED
                         [_]                         [_]


(INSTRUCTION: To withhold authority to vote for any individual nominee write the nominee's name in the space below.)

----------------------------------------

2. Approve the grant and                       FOR    AGAINST   ABSTAIN
   issuance to Clal
   Pharmaceutical Industries                   [_]      [_]       [_]
   Ltd. of a warrant to
   purchase shares of the
   Company's Common Stock
   as further described
   in the Proxy Statement


3. Approve and adopt an                        FOR    AGAINST   ABSTAIN
   amendment to the 1990
   Stock Incentive Plan                        [_]      [_]       [_]


4. Approve and adopt the
   1995 Directors' Stock
   Option Plan                                 [_]      [_]       [_]



5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.


PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY.


________________________________________________________________________, 1995
SIGNATURE                                                  DATE

_________________________________________________________________________, 1995
SIGNATURE if held jointly                                  DATE


PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY THE PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AN AUTHORIZED PERSON.


[_] I plan on attending the Annual Meeting.